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                                                                 EXHIBIT 4.3

NEITHER THIS UNSECURED, CONVERTIBLE, SUBORDINATED PROMISSORY NOTE NOR THE
SHARES OF COMMON STOCK REFERENCED HEREIN HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND NEITHER THIS UNSECURED, CONVERTIBLE, SUBORDINATED PROMISSORY NOTE NOR THE SHARES OF COMMON STOCK REFERENCED HEREIN MAY BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED OR AN EXEMPTION THEREFROM IS AVAILABLE

 coolsavings.com inc. 1999 Unsecured, Convertible Subordinated Promissory Note
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$_____________________                                      Chicago, Illinois
Due Date June 30, 2000                              Dated: As of May 28, 1999


     FOR VALUE RECEIVED, coolsavings.com inc., a Michigan corporation ("Borrower"), promises to pay to the order of _____________________ ("Holder"), at __________________________________, or at such other place as Holder may designate in writing, the principal sum of __________________________ DOLLARS ($______________), plus interest as hereinafter provided, all in lawful money of the United States of America, in accordance with the terms hereof.

     The unpaid principal balance of this unsecured, convertible subordinated promissory note ("Note") shall bear interest, computed upon the basis of a year of 360 days for the actual number of days elapsed in a month, at a rate of ten percent (10%) per annum (the "Effective Rate").

     Accrued and unpaid interest on the principal balance of this Note shall be due and payable on December 30, 1999. On June 30, 2000 (the "Due Date"), the entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full.

     This Note may not be prepaid, in whole or in part, without the consent of Holder, which may be granted or withheld in Holder's sole discretion. All payments received hereunder shall, at the option of Holder, first be applied against accrued and unpaid interest and the balance against principal. Borrower expressly assumes all risks of loss or delay in the delivery of any payments made by mail, and no course of conduct or dealing shall affect Borrower's assumption of these risks.

     This Note is one of a series of Unsecured, Convertible Subordinated Promissory Notes made by Borrower in the aggregate original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) and designated coolsavings.com inc. Unsecured, Convertible Subordinated Promissory Notes (the "Notes"). All of the Notes, including this Note, shall have equal priority with respect to payment. All partial payments shall be made pari passu to the holders of all of the Notes, including Holder.

     Upon the closing of an underwritten, initial public offering of Borrower's equity securities (an "IPO") at any time prior to the Due Date, the outstanding indebtedness of this Note (including all accrued and unpaid interest) shall be automatically converted into the IPO Shares (as defined below) and this Note shall be cancelled and surrendered to Borrower. As used in this Note, "IPO Shares" means a number of shares of common stock, no par value, of Borrower (rounded down to the nearest whole number) equal to the quotient derived by dividing the original principal amount of this Note by 90% of the per share public offering price in the IPO.

     In the event that an IPO does not occur prior to the Due Date and this Note
                                                                   ---
is not repaid in full within fifteen (15) days after the Due Date, the outstanding indebtedness of this Note all accrued and unpaid interest) shall be automatically converted into the Maturity Shares (as defined below) and this Note shall be cancelled and surrendered to Borrower. As used in this Note, "Maturity Shares" means a number of shares of common stock, no par value, of Borrower equal to the product of "x" and "y" (rounded down to the nearest whole number) where "x" is 298.594 and "y" is the quotient derived by dividing the original principal amount of this Note by $1,500,000.00.

     In case of any consolidation, merger, recapitalization, reorganization or reclassification of securities of Borrower with or into another entity (other than a merger in which Borrower is the continuing company), the Maturity Shares shall be appropriately adjusted to reflect the kind and amount of shares of stock and/or
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other securities properly receivable upon such consolidation, merger, recapitalization, reorganization or reclassification of securities by a holder of shares of common stock in Borrower into which this Note might have been converted immediately prior to such consolidation, merger, recapitalization, reorganization or reclassification of securities.

     Upon the occurrence and during the continuance of any of the following events (each an "Event of Default"), Holder, at its option, and without notice to Borrower, may declare the entire unpaid principal balance of this Note and all accrued interest to be immediately due and payable: (a) any failure by Borrower to pay any installment of principal or interest when due hereunder and such failure shall continue and shall not be cured for a period of fifteen (15) days after the due date of such payment; (b) any cessation of Borrower's business or the termination of Borrower's existence by sale, dissolution, merger or otherwise; (c) Borrower's failure generally to pay debts as they mature, or the appointment of a receiver or custodian over a material portion of Borrower's assets, which receiver or custodian is not discharged within sixty (60) days of such appointment; (d) any voluntary or involuntary bankruptcy or insolvency proceedings are commenced by or against Borrower, which proceedings are not set aside within sixty (60) days from the date of institution thereof; or (e) any writ of attachment, garnishment, execution, tax lien, or similar writ is issued against any property of Borrower.

     Upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount hereof shall bear interest at a rate which is two percent (2.0%) per annum greater than the Effective Rate otherwise applicable.

     Acceptance by Holder of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and Borrower's failure to pay the entire amount then due shall be and continue to be a default. Upon the occurrence of any default, neither the failure of Holder promptly to exercise his, her or its right to declare the outstanding principal and accrued unpaid interest hereunder to be immediately due and payable, nor the failure of Holder to demand strict performance of any other obligation of Borrower or any other person who may be liable hereunder, shall constitute a waiver of any such rights, nor a waiver of such rights in connection with any future default on the part of Borrower or any other person who may be liable hereunder.

     Borrower and all endorsees, sureties and guarantors hereof hereby jointly and severally waive presentment for payment, demand, notice of non-payment, notice of protest or protest of this Note, and Holder diligence in collection or bringing suit, and do hereby consent to any and all extensions of time, renewals, waivers or modifications as may be granted by Holder with respect to payment or any other provisions of this Note. The liability of Borrower under this Note shall be absolute and unconditional, without regard to the liability of any other party.

     Notwithstanding anything herein to the contrary, in no event shall Borrower be required to pay a rate of interest in excess of the Maximum Rate. The term "Maximum Rate" shall mean the maximum non-usurious rate of interest that Holder is allowed to contract for, charge, take, reserve or receive under the applicable laws of any applicable state or of the United States of America (whichever from time to time permits the highest rate for the use, forbearance or detention of money) after taking into account, to the extent required by applicable law, any and all relevant payments or charges hereunder, or under any other document or instrument executed and delivered in connection therewith and the indebtedness evidenced hereby.

     In the event Holder ever receives, as interest, any amount in excess of the Maximum Rate, such amount as would be excessive interest shall be deemed a partial prepayment of principal, and, if the principal hereof is paid in full, any remaining excess shall be returned to Borrower. In determining whether or not the interest paid or payable, under any specified contingency, exceeds the Maximum Rate, Borrower and Holder shall, to the maximum extent permitted by law,
(a) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and
(c) amortize, prorate, allocate and spread the total amount of interest through the entire contemplated term of such indebtedness until payment in full of the principal (including the period of any extension or renewal thereof) so that the interest on account of such indebtedness shall not exceed the Maximum Rate.

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     Borrower's obligations under this Note shall be subordinate, in all respects, to its obligations under its past, present and future Institutional Indebtedness (as defined below). By accepting this Note, Holder agrees that Holder will execute such documentation as Borrower requests in order to further evidence such subordination. If Holder fails to execute any such documentation when requested by Borrower, Holder, by acceptance of this Note, hereby constitutes any person designated by Borrower as Holder's true and lawful attorney in fact to execute any such documentation in Holder's name, place and stead, with the same effect as if Holder had done so personally. Such power of attorney shall be coupled with an interest and shall be irrevocable. As used in this Note, the term "Institutional Indebtedness" means the indebtedness of Borrower to any bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, insurance company as defined in Section 2(13) of the Securities Act, venture capitalist or investment banking firm.

     This Note shall be binding on Borrower and its successors and assigns. Holder may not, without Borrower's consent, which may be granted or withheld in Borrower's sole discretion, and which may be subject to such conditions as Borrower deems appropriate in its sole discretion, assign this Note or Holder's benefits of this Note to anyone. This Note has been executed in the State of Illinois, and all rights and obligations hereunder shall be governed by the laws of the State of Illinois.


                            BORROWER:

                            coolsavings.com inc., a Michigan corporation

                            By:_________________________________________
                                  Steven M. Golden, Chief Executive Officer

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